UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 27, 2012

REALPAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 International Parkway

Carrollton, Texas 75007

(Address of principal executive offices, including zip code)

(972) 820-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2012, the Board of Directors (the “Board”) of RealPage, Inc. (the “Company”) appointed Charles F. Kane as a member of the Board, effective immediately, and designated Mr. Kane as a Class I director to stand for election at the Company’s 2014 annual meeting of stockholders. The Board also appointed Mr. Kane to serve as an additional member of each of the Board’s Nominating and Governance Committee, Audit Committee and Compensation Committee.

The Board determined that Mr. Kane qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (“SEC”) and the applicable listing standards of the Nasdaq Stock Market (“Nasdaq Rules”) and satisfies the financial literacy and other requirements for audit committee members under the rules and regulations of the SEC and applicable Nasdaq Rules. The Board also determined that Mr. Kane is an “audit committee financial expert” as such term is defined by the rules and regulations of the SEC, an “outside director” under the requirements of Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee director” as such term is defined by the rules and regulations of the SEC.

Mr. Kane participates in the Company’s Independent Director Compensation Plan. The description of this plan is set forth under the caption “Director Compensation” in the Company’s Form 8-K filed on February 24, 2011, and is incorporated into this Item 5.02 by reference. Pursuant to the plan, Mr. Kane is eligible to receive the annual equity grant on April 1st of each year and the Board member retainer and Audit Committee member retainer effective as of the date of his appointment.

On June 27, 2012, the Company issued a press release relating to the matters set forth above in this Item 5.02. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated June 27, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Margot Lebenberg Carter

Margot Lebenberg Carter Chief Legal Officer

Date: June 27, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated June 27, 2012